                                   EXHIBIT 2.1
                                   -----------
STATE OF GEORGIA

COUNTY OF FULTON


                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (hereafter "Agreement") is made and entered into this 14th day of May, 1997, by and among CARESOUTH HOME HEALTH SERVICES, INC., a Georgia corporation ("Purchaser"), and THE CARE GROUP, INC., a Delaware corporation ("Parent"), CARE LINE OF GEORGIA, INC., a Georgia corporation ("Care Line"), and THE CARE GROUP OF GEORGIA, INC., a Georgia corporation ("Care Georgia") and (collectively with Parent and Care Line referred to as "Sellers").

                                    RECITALS:

         WHEREAS, Sellers are business corporations engaged in the Medicare regulated home health care and related medical services business in and about metropolitan Atlanta, Georgia including the Georgia counties of DeKalb, Fulton, Gwinnett, Cherokee, Clayton, Cobb, and Douglas; and

         WHEREAS, Sellers desire to sell substantially all of its assets used in the operation of the Business (as defined below), and Purchaser desires to purchase such assets, all subject to the terms and conditions set forth herein; and

         NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00), the mutual covenants contained herein and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         Section 1. Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to such terms below:

         (a) "Affiliate" of a person shall mean (i) any person which, directly or indirectly, is in control of, is controlled by, or under common control with, such person or (ii) any person who is a director or officer (1) of such person,
(2) of any subsidiary of such person or (3) of any person described in clause
(a) above. For purposes of this definition, control of a person shall mean the power, direct or indirect, (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such persons, or (ii) to direct or cause the direction of the management and policies of such person whether by contract or otherwise.

         (b) "Assets" shall have the meaning set forth in Section 2(a) below.

         (c) "Best Efforts" shall mean that the parties shall undertake all reasonable efforts including the dedication of know-how, labor, and resources; provided, however, that a party shall not be obligated in the performance or exercise of Best Efforts to remit funds to or incur expenses of a third party unless this Agreement otherwise provides.

         (d) "Business" shall mean Sellers' operations in the Service Area (and throughout the State of Georgia) to render


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regulated home health care and related medical services of the type and in the fashions authorized by the Licenses (as defined herein), and also in the Service Area and throughout the State of Georgia related medical services including Durable Medical Equipment supply ("DME") and Home Infusion Therapy which require no special permit or license; provided, however, that Business shall not mean the sale by mail of pharmaceuticals and other medicine.

         (e) "Certificate(s) of Need shall mean those certificates issued by the Georgia State Health Planning Agency ("SHPA") in the Service Area (as defined herein) authorizing Sellers to engage in the Business and specifically set forth in Section 2(a)(i).

         (f) "Closing" shall mean the consummation of the transaction set forth herein and contemplated hereby and which shall take place at Care Georgia's business offices in Atlanta, Georgia, or by mail upon the mutual agreement of the parties.

         (g) "Closing Date" shall mean the date upon which the Closing occurs, which date shall occur at a time and on a date mutually agreeable to the parties hereto within ten (10) days after satisfaction of all conditions precedent set forth herein or at such other time as the parties hereto mutually agree, provided that in no event shall the Closing Date be later than May 16, 1997. Notwithstanding the foregoing, Purchaser in its discretion may extent the Date of Closing up to and including May 23, 1997, in order to permit Seller adequate time to satisfy all conditions precedent to Purchaser's performance hereunder. Notwithstanding the actual time of wire transfer or delivery of the consideration payable hereunder to Sellers, or tender or delivery of the Assets to the control and custody of Purchaser, the effective time for all purposes hereunder including any prorations pursuant to Paragraph 6 of this Agreement for transfer of the Assets shall be 6:00 p.m. EDT on the Date of Closing.

         (h) "Code" shall mean the Internal Revenue Code of 1996, as amended.

         (i) "Confidential Information" shall mean any and all confidential information of the Sellers and Purchaser which is generally not known to or by businesses which compete with the Sellers or Purchaser in the Business, including without limitation information relating to the Sellers' or Purchaser's financial affairs, accounting, operations and marketing, all information of the foregoing types relating to any customer or patient of the Sellers or Purchaser, customer and patient lists, referral lists and data, prospective customer, patient and referral source lists, customer, patient and referral source account records, training and operations material and memoranda, personnel records, code books, pricing information and any other information treated by the Sellers, Purchaser or both, as being confidential or labeled "Confidential," as well as all physical embodiments of any of the foregoing, all of which are hereby agreed to be the property of and confidential to the Sellers, Purchaser or both.

         (j) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         (k) "Excluded Assets" shall have the meaning set forth in Section 2(b) hereof.

         (l) "NPR" shall mean a Notice of Program Reimbursement or other similar notice provided by a fiscal intermediary to a provider of Medicare covered services notifying the provider of a reimbursement (and any potential adjustments to the provider's cost report) due to Medicare.

         (m) "Permitted Exceptions" shall mean only those exceptions listed as described on a respective schedule hereto.

         (n) "Periodic Interim Payments" shall mean those biweekly periodic payments or other reimbursement under the federal Medicare program.

         (o) "Service Area" shall mean the service area of Sellers' Atlanta Georgia Home Health Agency including the Georgia counties of Dekalb, Fulton, and Gwinnett County wherein Sellers provides nursing care, physical therapy, medical/social work, occupational therapy, speech therapy, and home health aid, and also the Georgia counties of Cherokee, Clayton, Cobb, and Douglas where the Sellers provide "specialized, high technology" home health services as further outlined in the Certificate of Need and Licensure. In addition, the Service Area shall include the State of Georgia wherein Sellers provides certain unregulated related home health care services including DME and home infusion therapy.

         Section 2. Purchase and Sale of Properties and Assets.

         (a) Subject to and in reliance upon the representations, warranties and agreements herein set forth, and subject to the terms and conditions herein contained, Sellers hereby agrees to convey, sell, assign, transfer and deliver to Purchaser, and Purchaser hereby agrees to purchase and accept from Sellers, on the Closing Date, the following specified assets owned by Sellers and used in connection with the Business as of the close of business on the Closing Date (collectively, the "Assets"):

                   (i) all licenses, permits, Certificates of Need, authorizations to conduct the Business and all other governmental or regulatory authorizations of Sellers necessary to operate Sellers' Business in the Service Area pertaining to the Business, to the extent transferrable, including specifically, without limitation, the licenses, permits, Certificates of Need and authorizations listed on
         Schedule 2(a)(i) attached hereto and made a part hereof (collectively, the "Licenses");

                  (ii) all supplies, inventory, machinery, equipment, computer hardware and software, furniture, fixtures, and other similar tangible personal property of Care Georgia and Care Line owned or used in connection with the Business, including without limitation, all of the tangible personal property listed on Schedule 2(a)(ii) attached hereto and made a part hereof, excluding any personal property specifically excluded in Section 2(b) hereof (collectively the "Tangible Personal Property");

                  (iii) to the extent permitted by law, all documents and records, electronic data and electronic records, patient lists, book of business, telephone numbers, patient charts/records/files/financial information, provider referral lists and relationships, personnel records, employee handbooks, training manuals, quality control documents, peer review and similar information owned by Care Georgian and Care Line and used in the Business, the right to maintain and use the patient files of Care Georgia and Care Line used in the Business, software licenses, and, except as otherwise provided in Section 2(b) hereto, all other intangible personal property owned by Care Line or Care Georgia, including without limitation, those listed on Schedule 2(a)(iii) attached hereto and made a part hereof (collectively the "Intangible Personal Property"), except as specifically excluded in
         Section 2(b)(v) herein;

                  (iv) such of the leases, executory contracts, manufacturers' and other warranties and other agreements of Care Georgia and Care Line relating to the Business or the Assets which are identified on Schedule 2(a)(iv) attached hereto and made a part hereof (collectively the "Contracts");

                  (v) Care Georgia's and Care Line's goodwill as a going concern, including any goodwill associated with the

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         Intangible Personal Property (except as excluded herein),
         Care Georgia's and Care Line's lists of customers, providers, and suppliers, and the books, records and all other data relating to the operation of the Business, including without limitation, all records, correspondence, purchase orders and confidential information pertaining to the Business.

         (b) Excluded Assets. Purchaser agrees to purchase hereunder only those Assets set forth and described in Section 2(a) above. Purchaser does not agree to purchase and Sellers does not agree to sell any other assets or properties of Sellers including, without limitation, the following property and assets as of the close of Business on the Closing Date (collectively the "Excluded Assets"):

                  (i) Accounts receivable related to Sellers' provision of services prior to Closing from private entities and under all applicable governmental health programs (including without limitation Medicare, Medicaid and Champus), notes receivable, negotiable instruments and tax and other refunds;

                  (ii) Sellers' articles of incorporation, by-laws, minute books and other corporate records;

                  (iii) Any and all rights of Sellers under any lease, executory contract, manufacturer's or other warranty or other agreement of Sellers relating to the Business or the Assets not identified on
         Schedule 2(a)(iv) hereof;

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                  (iv) all causes of action, claims and demands of Sellers
         against third parties arising out of warranties or guarantees, express or implied (whether or not liquidated) relating to the Assets which accrued prior to the Closing date;

                  (v) All trademarks, servicemarks, logos, and trade names, whether registered or unregistered, including, without limitation, the name "Care Group of Georgia", "Care Group", Care Line of Georgia" and all derivations thereof, and copyrights and all applications and registrations therefore owned by Sellers and relating to or used in the operation of the Business within Georgia as identified and described on
         Schedule 2(b) attached hereto and made a part hereof; and

                  (vi) Any other asset of The Care Group, Inc. not enumerated in
         Section 2(a) above.

         (c) Liens. The Assets shall be conveyed free and clear of all liabilities, liens, claims, charges, encumbrances, taxes levies or other material imperfections of title except for "Permitted Exceptions" as scheduled on Schedule 2(c). For the purposes of this paragraph "Material" shall mean greater than $1,000.00 dollars in claims, liens or charges.

         (d) Liabilities. Except for those certain liabilities and obligations under all Contracts and as listed on Schedule 2(a)(iv) and demarcated as assumed obligations or liabilities (the "Assumed Liabilities"), no obligation or liability of

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Sellers or relating to the business operations of Sellers or to the Assets, in
Georgia or elsewhere, of any nature whatsoever (whether express or implied, fixed or contingent, liquidated or unliquidated, known or unknown, accrued, due or to become due), is to be assumed by Purchaser, nor shall Purchaser be liable to pay, perform or discharge any such obligation or liability, nor shall the Assets be subject to any such obligation or liability (all such obligations or liabilities other than the Assumed Liabilities are referred to as the "Excluded Liabilities"). Without limiting the generality of the foregoing, except for the Assumed Liabilities, Purchaser shall not assume or become liable to pay, perform or discharge (hereafter collectively "Sellers' Liabilities"):

                  (i) Any and all liabilities and obligations of Sellers, whether or not reflected on the books and records of Sellers on the Closing Date, and all obligations of Sellers under all contracts, leases, debts, notes, negotiable instruments and written commitments (excepting those listed on Schedules 2(a)(iv).

                  (ii) Any and all liabilities or obligations of Sellers for personal injury (including sickness, trauma, disease, pain and suffering, loss of future earnings, death, punitive damages and the like), property damage, and other damage and injury claims arising out of Sellers' (or any predecessor's) conduct of business prior to the Closing, whether or not any claim or litigation has been instituted with respect thereto

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         and whether or not any claim is covered, partially or fully, by insurance;

                  (iii) Any mortgage, security interest, lien or encumbrance of any kind affecting the Assets, except for the Permitted Exceptions;

                  (iv) Any obligations or liability arising from the relationship between Sellers and any of its employees or based upon termination of such employees by Sellers, including, without limitation, any bonus, commission, or severance obligations of Sellers existing as of the Closing Date or arising by reason of the termination of Sellers' employees by Sellers;

                  (v) Any obligation or liability of Sellers for any federal, state, or local or foreign taxes, whenever incurred or accrued, or any interest or penalties with respect thereto;

                  (vi) Any obligation or liability of Sellers under any "Benefit Plan" (as defined) (including, without limitation, any profit sharing plan or any pension plan);

                  (vii) Any obligation or liability by or on behalf of Sellers for any finder's, broker's or advisor's fee and expenses or the like incurred in connection with the transactions contemplated by this Agreement;

                  (viii) Any obligation or liability of Sellers arising under this Agreement or the transaction contemplated hereby;

                  (ix) Any obligation or liability arising as a result of the failure or alleged failure of Sellers to comply with any applicable local, state or federal law, ordinance, regulation, order or decree, including, without limitation, any claim obligation, liability, loss, damage or expense, of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of federal, state or local law or regulations or common law, pertaining to health, safety or environmental protection and arising out of Sellers' ownership, use, control or operation of any facility, site, area or property from which any substance was released into the environment (the term "release" meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term "environment" meaning any surface or ground water, drinking water supply, land, surface or subsurface strata, or the ambient air); and

                  (x) Any legal proceedings (any debts, obligations and liabilities with respect thereto) now pending or hereafter instituted against Sellers and any legal proceedings (any debts, obligations and liabilities with respect thereto) instituted prior to or after the date of this Agreement arising out of the business operations of Sellers on or after the date of this Agreement arising out of the business operations of Sellers on or prior to the Closing Date.

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                  (xi) Obligations of Sellers to governmental entities or
         agencies such as the Health Care Financing Administration, state Medicaid programs and fiscal intermediaries involved in the Medicare program, or obligations to any other third party payors, health maintenance organizations, or other similar entities.

         Section 3. Purchase Price. The Purchase Price for the Assets shall be One Million Six Hundred Thousand and 00/000 Dollars ($1,600,000.00) (the "Purchase Price"). The Purchase Price shall be allocated among the Assets as set forth on Schedule 3 attached hereto. Each of the parties hereto agrees to report this transaction for federal income tax and Medicare cost reporting purposes in accordance with this allocation and to execute and deliver at Closing the forms necessary to report the transactions contemplated hereby in accordance with the Code.

         Section 4. Payment of Purchase Price. The Purchase Price shall be paid by Purchaser as follows: At Closing, Purchaser shall deliver or cause to be delivered to Parent the amount of the Purchase Price in immediately available funds, less or plus those amounts required for prorations as provided at Section 6.

         Section 5. Reserved.

         Section 6. Prorations and Assumptions.

         (a) Except as otherwise provided for in this Agreement, all other revenue and expense items arising in the ordinary course of business, as determined in accordance with generally accepted

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accounting principles consistently applied, will be pro-rated on an accrual basis between the Sellers and Purchaser, so that, as between the Sellers and Purchaser, Sellers shall receive the benefit of all revenues and be responsible for all expenses and liabilities allocable to the period prior to the Closing Date and Purchaser shall receive the benefit of all revenues and be responsible for all expenses and liabilities allocable to the period from the Closing Date and thereafter.

         (b) Any proration permitted and agreed to under this Agreement for any reason is not apportioned at Closing shall be apportioned as soon thereafter as practicable. If any mutual mistakes, including without limitation, any erroneous mathematical calculations, are made in any apportionment at Closing, Sellers and Purchasers shall, within forty-five (45) days after Closing, correct said mistakes and make any payment required to produce an accurate apportionment. Any Party (the "Requesting Party") shall present a detailed accounting in writing, together with supporting documentation of all proration required by Section 6(a) within forty-five (45) days after the Closing. If either party disputes the other party's proration, the disputing party shall provide written notice to Requesting Party of such dispute together with all necessary detail and supporting documentation within fifteen (15) days of receipt of the proposed proration. All such disputes shall be resolved by the parties in good faith.

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         (c) In the event that Sellers and Purchaser are unable to resolve any such dispute within ten (10) days following delivery of Purchaser's such notice to Sellers, Sellers and Purchaser shall together designate a third-party accounting firm (the "Mediating Accountants") to act as mediator with respect to any such dispute. In the event that Sellers and Purchaser are unable to agree as to the identity of such Mediating Accountants, each of Sellers and Purchaser shall identify a third-party accounting firm, and the two (2) accounting firms so designated shall themselves identify the Mediating Accountants.

         (d) In the event of a dispute, as aforesaid, the Mediating Accountants shall be instructed to review the proration required by Section 6(a), meet with Sellers and Purchaser to review the extent of any dispute, and resolve any such disputes as promptly as possible. The determination of the Mediating Accountants shall be final and binding upon Sellers and Purchaser. The costs of the Mediating Accountants shall be borne equally by Sellers and Purchaser.

         Section 7. Closing.

         (a) Costs and Expenses. Sellers and Purchaser shall each bear its own legal, financial, accounting, consulting and other fees and expenses and any and all costs and expenses not specified herein incurred by such party with respect to the sale and purchase of the Business or the Assets, whether or not the Closing occurs. Sellers shall pay any transfer or sales taxes

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due with respect to the transactions contemplated herein, including without limitation, transfer of the Asset.

         (b) At the Closing, Sellers shall deliver (or shall cause to be delivered) to Purchaser:

                  (i) the Bill of Sale substantially in the form of Exhibit "B" attached hereto and made a part hereof;

                  (ii) the Assignment and Assumption Agreements with respect to any Assumed Liabilities substantially in the form of Exhibit "C" attached hereto and made a part hereof;

                  (iii) Officer's Certificates of the Sellers in substantially in the form of Exhibit D attached hereto and made a part hereof;

                  (iv) the consents of all third parties to any material Contracts that require consent for transfer or assignment to Purchaser, which Contracts requiring consent and the consenting parties thereto are listed on Schedule 7(b)(iv) attached hereto and made a part hereof ("Contract Consents"), which consents (1) shall not impose any material conditions or requirements upon Purchaser or any of its Designees or Affiliates, (2) shall not result in any liabilities or claims against the Assets and/or the Business after the Closing, and (3) shall allow Purchaser to operate the Business in the Service Area after the Closing in substantially the same manner as the Business was being operated prior to the date hereof;

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                  (v) the Estoppel Certificates, Releases, UCC Termination
         Statements, or other proof of releases and satisfaction of any liens and encumbrances against the Assets including the leases from those Creditors listed on Schedule 7(b)(v) attached hereto;

                  (vi) a notification to the fiscal intermediary concerning transfer of ownership, and delivery of post-closing payment, substantially in the form attached hereto as Exhibit E;

                  (vii) updated financial statements of the Business as of December 31, 1996 with depreciation schedules with respect to the Assets;

                  (viii) reserved;

                  (ix) an updated certificate from the Sellers certifying the correctness of the Sellers' representations and warranties contained in the Agreement as of the Closing Date substantially in the form of the Officer's Certificate as attached at Exhibit "D";

                  (x) the Assets, including without limitation, all original documentation in Sellers' possession relating to patient records, Business records, Certificates of Need, Licenses, Contracts, Tangible Personal Property, and Intangible Personal Property, except as specifically excluded herein;

                  (xi) the Non-Competition Agreement substantially in the form as set forth in Exhibit "F" from the Sellers;

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                  (xii) appropriate and valid resolutions of the Board of
         Directors and Shareholders of Care Georgia and Care Line, authorizing the Officers to undertake and bind those entities to this Agreement; and

                  (xiii) such other and further documents and take such other actions as Purchaser or its counsel may reasonably request to effect the transactions contemplated hereby.

         (c) At the Closing, Purchaser shall deliver (or cause to be delivered) to Sellers:

                  (i) the Purchase Price in immediately available certified funds (or Electronic Wire transfer) as set forth in Section 3 hereof;

                  (ii) an updated certificate from the Purchaser certifying the correctness of the Purchaser's representations and warranties contained in the Agreement as of the Closing Date in the form of the Officer's Certificate attached at Exhibit "A";

                  (iii) the Assignment and Assumption Agreement;

                  (iv) certificates of the officers of Purchaser substantially in the form of Exhibit A attached hereto and made a part hereof; and

                  (v) deliver such other and further documents and take such other actions as Sellers or its counsel may reasonably request to effect the transactions contemplated hereby.

                  Section 8.A Covenants and Agreements of Sellers.

         (a) Insurance. Sellers have maintained, and will maintain at all times up to and on the Closing Date adequate insurance coverage, including worker's compensation, comprehensive casualty coverage, automobile collision and bodily injury coverage, and malpractice ("claims accrual" and tail coverage for "claims made" after the date of Closing) coverage in the coverage amounts as reflected on Schedule 8(a) hereto.

         (b) Hiring of Employees. Purchaser may offer employment to such of Care Georgia's and Care Line's employees from and after the Closing Date at such rates of pay, benefits and working conditions as Purchaser may desire. Sellers shall not interfere with and shall use its Best Efforts to assist Purchaser's efforts in attempting to employ any employees of Care Georgia or Care Line that Purchaser decides to employ. Sellers shall be responsible for and shall pay all of Sellers' employees when due the amount of all accrued but unpaid wages, bonuses and other benefits to which the employees are entitled prior to the Closing Date and make all appropriate withholding and tax payments associated therewith. Purchaser shall not assume or otherwise be responsible or liable for any payments or other consideration due employees with respect to periods prior to the Closing Date.

         (c) Reserved.

         (d) Cooperation and Disclosure of Pending and Threatened Litigation. Sellers shall (i) use their Best Efforts and cooperate fully with Purchaser to investigate all aspects of any pending or threatened civil or criminal investigations and

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proceedings against Sellers and their Affiliates, (ii) assist Purchaser in and attend meetings with governmental and quasi-governmental authorities instituting and/or prosecuting such investigations and proceedings, and (iii) provide all non-privileged information, written and oral, concerning said investigations and proceedings to Purchaser within ten (10) days of the date of this Agreement. Sellers shall work with Purchaser to negotiate in good faith with such authorities agreements permitting Purchaser to acquire the Business and the Assets without any carryover liability or other adverse effect to the Assets or the Business associated with such investigations and/or proceedings.

         (e) Receipt of Payments from Governmental or Private Entities. In the event Sellers receive on or after the Closing Date, any reimbursement or other payments, in part or in whole, including without limitation any such payments made under any governmental health programs such as Medicare, Medicaid and Champus, with respect to operation of the Business by Purchaser after the Closing, Sellers shall immediately pay over any such amounts to Purchaser. At the Closing, Sellers shall execute and deliver to Purchaser the letter attached hereto as Exhibit "E" and made a part hereof, directing the fiscal intermediaries of the Medicare program to deliver all payments, including without limitation, all Periodic Interim Payments, with respect to the Business on or after the Closing Date to Purchaser. Sellers hereby authorize Purchaser as of the Closing Date to deliver the original of such letter to such fiscal intermediaries. Sellers will cooperate with Purchaser to cash or otherwise negotiate, all payment checks contemplated hereby and deliver the proceeds therefrom to Purchaser.

         (f) Additional Assistance. Sellers agrees to execute and provide any documents and assistance reasonably necessary to assist Purchaser in securing all governmental approvals, Licenses and authorizations necessary to operate the Business after the Closing.

         (g) Confidentiality. If the purchase and sale transactions do not close for any reason, then each party agrees promptly to return to the other all copies of any Confidential Information and maintain the confidentiality of such Confidential Information. Sellers shall not use any of the Confidential Information for any purpose other than the purchase and sale transactions described in this Agreement. Sellers will not make any disclosures concerning the transactions or this Agreement without the prior approval of the other party except (i) to such officers, employers, and representatives who need to know such information for purposes of evaluating the transaction, (ii) to the appropriate governmental authorities as set forth above, or (iii) as may be otherwise required by law.

         (h) Access for Due Diligence Review. Upon execution of this
Agreement, Purchaser and its counsel, accountants and other representatives shall have upon reasonable notice have reasonable access during normal business hours to all properties, books, accounts, records, cost reports, contracts and documents of or relating to Care Georgia and Care Line, the Business and the Assets, and to interview its senior management personnel. Subject to the foregoing, the Sellers shall furnish, or cause to be furnished, to Purchaser and its representatives, all data and information concerning Sellers, the Assets and the Business that Purchaser may reasonably request.

         (i) Certain Acts Prohibited. Between the date hereof and the Closing Date, Care Line and Care Georgia will not, without the prior written consent of Purchaser:

                           (1) incur any liability with regard to the Assets other than in the ordinary course of business or encumber or permit the encumbrance of any of the Assets;

                           (2) dispose of or contract to dispose of any of its properties or the Assets other than in the ordinary course of business;

                           (3) enter into any lease or contract for the purchase, lease, or acquisition of real or personal property other than in the ordinary course of business;

                           (4) enter into any material agreement, which is not cancelable by Sellers without penalty upon notice of thirty (30) days or less, which would have a material adverse effect upon Purchaser's use or enjoyment of the Assets post-Closing;

                           (5) enter into any contract involving the acquisition or purchase of the stock or assets of any other company or business which would affect the Assets;

                           (6) reserved;

                           (7) make any commitment for capital expenditures other than for ordinary repairs and maintenance;

                           (8) make any material adjustments in accounting methods, principles or practices;

                           (9) enter into or make any commitment to employ any person except those whose employment may be terminated at will or increase other than in the ordinary course of business compensation or benefits of employees, or pay or agree to pay any bonus or adopt any new employee benefit plan; or

                           (10) grant any general or uniform increase in the rates of pay to any employees or grant any bonus.

                           (11) make any changes to the Certificate or Articles of Incorporation or bylaws of Sellers which would result in any representation of Sellers made herein becoming untrue as in preventing Sellers from full performance of this Agreement.

                           (12) reserved;

                           (13) amend, alter or terminate any agreement to which it is a party and which is to be assumed by Purchaser hereunder other than renewals in the ordinary and regular course of the Agencies business on terms no less favorable than the agreement being renewed; or

                           (14) fail to maintain in effect the insurance coverage referred to in Section 8A(a).


         (j) Changes in Operations. Subject to the provisions of Section 8A(i) above, Sellers shall operate the Business in substantially the manner currently operated. Between the date hereof and the Closing Date, Sellers shall promptly notify Purchaser in writing of any material adverse changes in the financial condition of Care Georgia and/or Care Line, the method of conducting the Business of Care Georgia or Care Line, any material damage to or loss of any Assets or any material property or material amount of property used in the Business, or the institution of or the threat of institution of legal or administrative proceedings against Sellers, which would have a material adverse effect upon the Business or the Assets.

         (k) Final Cost Reports. Sellers shall prepare, or cause to be prepared, and file the final cost reports for Sellers for all periods prior to Closing.

         (l) Agreement Regarding Further Offers. Sellers shall promptly report to Purchaser any inquiries or discussions concerning any offers with respect to the purchase of the Assets or the Business of Sellers.

         (m) Press Releases. Press releases and media disclosures concerning the transactions contemplated by this Agreement shall be mutually agreeable to the Sellers and Purchaser, except that Sellers may make such disclosures as may be required of it by applicable law or regulation with prior notice to Purchaser.

         (n) Seller's consent to the use by Purchaser, post-closing, of Care Georgia and Care Line's provider numbers for the Medicare, Medicaid, and Champus programs for use during the interim until HCFA, the fiscal intermediary, and health and human resources and all other state and federal regulatory agencies approve of the change of ownership and the issuance of a new Medicare, Medicaid, and Champus provider agreement numbers and provider agreements in favor of Purchaser.

         (o) Reserved.

         (p) Conditions Precedent and Best Efforts. Sellers shall use its Best Efforts in good faith to satisfy and/or assist Purchaser to satisfy the conditions precedent to Purchaser's obligations hereunder.

         (q) License Applications. Sellers shall cooperate in all reasonable respects with Purchaser in its application to obtain such licenses, permits and governmental approvals. In connection with each such application on the part of Purchaser, Sellers will furnish promptly with such information and data as may reasonably be necessary or desirable and shall otherwise assist Purchaser in any reasonable way requested.

         (r) Certificates Of Need. Sellers covenant and agree that Purchaser shall have control over filings with Certificate of Need agencies and regulatory bodies after consultation with Sellers and that Sellers shall fully cooperate with Purchaser in preparing and making such filings.

         (s) Reimbursement - Filing of Cost Reports.
         Contractual allowances for Medicare or any other third party payor for any period prior to Closing were and shall be determined by Sellers in a consistent manner. Sellers have filed, or shall cause to be filed, all third party cost reports for Medicaid, cost reports and any other reports required in connection with amounts due from third parties pursuant to cost reports, with respect to the Business for any period which ends on or prior to the Closing Date. The liabilities of cost reports for periods ending on or prior to the Closing Date shall accrue to, and be the responsibility of, Sellers, and if any third party payor deducts from payments due Purchaser any amounts in respect of claims or amounts owed by Sellers, Sellers will promptly reimburse Purchaser for the amounts so deducted within ten (10) days after demand therefore by Purchaser. If after the Closing Date, the Purchaser receives a demand for payment in connection with overpayments or alleged overpayments from any third party payor, which demand relates to the operation of the Business prior to the Closing, Sellers covenant and agree with Purchaser that Sellers shall, within ten (10) days after receipt of any notice from Purchaser of such requests for any such payment, promptly pay in cash to Purchaser an amount equal to any and all such overpayments claimed by any third party payor. After making such payment to Purchaser, Sellers shall have the right to pursue a contest of such claim of overpayment. If Sellers are successful in recovering all or part of the amount paid to Purchaser by Sellers, then Purchaser shall promptly remit such recovery to Sellers.

         Section 8B. Covenants and Agreements of Purchaser.

         (a) Availability of Records. For a period of five (5) years from and after the Closing Date and subject to applicable law, Purchaser shall maintain, and Sellers and the Sellers' counsel shall, for legitimate business reasons, have access to, original records (as well as space reasonably necessary for any applicable regulatory agency to conduct any audit of such records), and the right to copy at the expense of any such party seeking access to such records at all reasonable times, the books, records and files delivered to Purchaser pursuant to this Agreement or otherwise;

         (b) Receipt of Payments from Governmental or Private Entities. In the event Purchaser receives on or after the Closing Date, any reimbursement or other payments, including without limitation any such payments made under any governmental health programs such as Medicare, Medicaid and Champus, with respect to, or arising out of, operation of the Business by

Sellers prior to the Closing, Purchaser shall immediately pay over any such amounts to Sellers. Purchaser will cooperate with Sellers to cash or otherwise negotiate, all payment checks contemplated hereby and deliver the proceeds therefrom to Sellers.

         (c) Additional Assistance Concerning Post-Closing Collection of Accounts Receivable. Purchaser agrees to execute and provide any documents and to provide assistance reasonably necessary to assist Sellers in securing collection of all accounts receivable (reserved to the Sellers as an Excluded Asset as defined herein) after the Closing, including providing the physical space for two (2) employees of Sellers to undertake such collection for at least 180 days after the Closing Date.

         (d) Confidentiality. If the purchase and sale transactions do not close for any reason, then each party agrees promptly to return to the other all copies of any Confidential Information and maintain the confidentiality of such Confidential Information. Purchaser shall not use any of the Confidential Information for any purpose other than the purchase and sale transactions described in this Agreement. Purchaser will not make any disclosures concerning the transactions or this Agreement without the prior approval of the other party except (i) to such officers, employers, and representatives who need to know such information for purposes of evaluating the transaction, (ii) to the appropriate governmental authorities as set forth above, or (iii) as may be otherwise required by law.

         (e) Purchaser's Best Efforts. Purchaser shall use its Best Efforts in good faith to satisfy and/or assist Sellers to satisfy the conditions precedent to Sellers' obligations hereunder and to cause all its covenants and agreements and all conditions precedent to the parties' obligations to close hereunder to be performed, satisfied and fulfilled.

         (f) License Applications. Purchaser shall apply promptly for all licenses, permits, and government approvals that are required for Purchaser to acquire the Assets and to operate the Business.

         (g) Certificates Of Need. Purchaser covenants and agrees with Sellers that Purchaser shall promptly make filings with certificate of need agencies with respect to the transactions contemplated by this Agreement.

         Section 9. Representations and Warranties of Sellers. Sellers represent, warrant and agree as follows:

         (a) Due Organization. Care Georgia is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Care Georgia is qualified to do business in and has the corporate power and authority to own, lease or operate those Assets owned by Care Georgia and to carry on the Business as now being conducted in Georgia.

         Care Line is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Care Line is qualified to do business in and has the corporate power and authority to own, lease or operate those Assets owned by Care Line and to carry on the Business as now being conducted in Georgia.

         Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent is qualified to do business in and has the corporate power and authority to own, lease or operate those Assets owned by Parent and to carry on the Business as now being conducted in Georgia.

         (b) Authorization of Agreement: No Breach. The execution, delivery and performance of this Agreement has been duly and validly authorized and approved, or will be duly and validly authorized and approved prior to Closing, by all necessary action on behalf of Sellers and Sellers have the legal power and authority to execute, deliver and perform this Agreement and such other instruments necessary to consummate the transactions hereby contemplated. This Agreement constitutes the valid and binding obligation of Sellers enforceable in accordance with its terms. Neither the execution, delivery and performance of this Agreement by Sellers, nor compliance by Sellers with, the terms and provisions hereof will conflict with or result in a material breach of or material default under (i) any of the terms, conditions or provisions of the Certificate or Articles of Incorporation, as appropriate, or By-laws of Sellers,
(ii) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which the Sellers are subject or (iii) any agreement or contract to which Sellers are a party or to which they are subject.

         (c) Tax Returns. To the knowledge of Sellers, Sellers have filed all federal, state, and local tax returns required by law and has paid all taxes relating to the Assets and the Business, including without limitation all ad valorem or intangibles taxes on the Assets, assessments and penalties due and payable on or before the Closing Date or has adequately reserved therefore. Purchaser shall not be liable for any tax of any kind with respect to the Assets or the operation of the Business for any periods prior to the Closing Date or in connection with the transactions contemplated by this Agreement. To the knowledge of Sellers, there are no pending tax disputes or investigations involving the Assets or the Business. Sellers have withheld or will withhold at or prior to Closing all taxes required to be withheld from the employees of the Business for income taxes, social security taxes and other required or agreed upon withholdings and all such amounts together with the employer's share, if any, shall have been deposited as of the Closing Date with the appropriate governmental agency or other depository for all periods prior to the Closing Date.

         (d) Ownership. Both Care Georgia and Care Line are wholly owned subsidiaries of the Parent and no other stock or ownership interest of Care Line or Care Georgia is issued or outstanding.

         (e) Licenses and Authorizations. Schedule 2(a)(i) contains a complete and accurate list of all material Licenses all of which are held by Sellers.
The Licenses are in full force and effect and, to the knowledge of the Sellers, constitute all material licenses, permits and authorization which are required for the operation of the Business as conducted on the date hereof and as of the Closing Date. To the knowledge of Sellers, all Governmental Consents are set forth on
Schedule 9(e) have been duly and validly executed by the appropriate governmental agency. To the knowledge of Sellers, Sellers have not been charged or notified of an investigation for the violation of any federal, state or local law or regulation in the operation of its Business which was not remedied, except as set forth on Schedule 9(e) attached hereto and made a part hereof. Sellers further warrant and represent that the consents and approvals of, or evidence of the timely submission of notice to, governmental and other regulatory authorities with jurisdiction over Sellers, the Business or the Assets to the transactions contemplated hereby, (the "Governmental Consents"), may be obtained by the Purchaser, which consents (i) shall not impose any material conditions or requirements upon Purchaser or any of its Designees, as that term is hereafter defined, or Affiliates, (ii) shall not result in any liabilities or claims against the Assets and/or the Business after the Closing, and (iii) shall not prohibit Purchaser from operating the Business in the Service Area after the Closing in substantially the same manner as the Business was being operated prior to the date hereof.

         (f) Personal Property. Schedule 2(a)(ii) hereto contains a complete list as of the Closing Date of all Tangible Personal Property used by it in the operation or conduct of the Business, all of which Tangible Personal Property is owned by Sellers. The Tangible Personal Property is in good operating condition and repair (ordinary wear and tear excepted), is fit for the purpose for which it is currently used by Sellers and is sufficient to permit Purchaser as of the Closing Date to operate and conduct the Business substantially as conducted by Sellers prior to the Closing Date. None of the Tangible Personal Property is subject to any lease, encumbrance, lien or other imperfection of title or any third party interest, except as listed in Schedule 2(a)(iv) and Schedule 2(c), and except for security interests held by the United States and Key Bank (which Sellers intend to satisfy or obtain release of upon Closing).

         (g) Real Property. Sellers owns no real property. All leases relating to real property used in the operation of the Business which are being assumed by Purchaser are set forth in Schedule 2(a)(iv) attached hereto.

         (h) Reserved.

         (i) Contracts. To the knowledge of the Sellers, the Contracts (i) constitute valid and binding obligations of Sellers and the other parties thereto enforceable in accordance with their respective terms and condition and
(ii) shall be in full force and effect on the Closing Date and are in full force and effect as of the date hereof. To the knowledge of Sellers, Sellers are not in default, nor have events occurred which with notice or lapse of time or both would constitute a default under any of the Contracts, or if a default has occurred under any of the Contracts, such default shall be cured on or before the Closing Date. To the knowledge of Sellers, Sellers have not received or given notice of any default thereunder from or to any of the other parties thereto and all sums due and payable by Sellers under the Contracts to the Closing Date have been fully paid or shall be fully paid as of the Closing Date.

         (j) No Litigation. Except as set forth on Schedule 9(j) attached hereto, there is no suit, action, arbitration or other proceeding or governmental investigation pending or to Sellers' knowledge threatened, against Care Line or Care Georgia, or as to which Care Line or Care Georgia have received any claim or assertion, including any threatened or pending action before the Equal Employment Opportunity Commission, Social Security Administration, Health Care Finance Administration, or other federal, state or local agency or commission. To the knowledge of Sellers, neither Care Line nor Care Georgia are in default concerning any order, writ, department, commission, board, bureau, agency or instrumentality that may have a material adverse effect on the Assets or the Business.

         (k) Compliance with Laws. To the knowledge of Sellers, and except as set forth on Schedule 9(k), Sellers have operated the Business in compliance with and are not in default under any applicable laws, rules and regulations, the failure to comply with which would have a material adverse effect on the Business or the Assets. To the knowledge of Sellers, Sellers are not subject to any judgment, order, writ, injunction, or decree that has, or would be likely to in the future have, a material adverse effect on the Business or the Assets. Sellers have no knowledge, nor have Sellers received any notice, of any violations of law, regulations, permits, municipal ordinances or other legal requirements which would have a material adverse effect on the Assets or the Business.

         (l) Labor Matters.

                  (i) Schedule 9(l) contains a list of all present employees of Care Line and Care Georgia (excluding temporary, per visit or similar types of employees), their salaries and a description of all fringe benefits they receive or are eligible to receive. To the knowledge of Sellers, there are no collective bargaining agreements, employment agreements or similar arrangements presently in force with respect to the employees of the Business or Assets and Sellers have no commitment or agreement to enter into any such agreements. Sellers know of no activities of any labor union or representative thereof to organize any employees of Care Line or Care Georgia and knows of no threats of strikes or work stoppages by any employees of Sellers. Neither Care Line nor Care Georgia have been charged or to its knowledge threatened with the charge of any unfair labor practice. To the knowledge of Sellers, Care Line and Care Georgia are in material compliance with all applicable federal and state laws and regulations relating to the employment of, employees including, without limitation, provisions relating to wages, bonuses, hours of work, nondiscrimination, discharge of employees, working conditions and the payment of Social Security taxes. Neither Care Line nor Care Georgia are liable for any unpaid wages, bonuses, or commissions or any tax, penalty, assessment, or forfeiture for failure to comply with any of the foregoing.

                  (ii) Wage Claims. Purchaser will not be subjected to any claim or liability for severance pay as a result of the termination by Care Line or Care Georgia of its employees on the Closing Date. Except as disclosed in the Financial Statements or incurred in the ordinary course of business after December 31, 1996 to Closing, neither of which shall relieve Sellers of liability therefore, no present or former employee of either Care Line or Care Georgia has, to Sellers' knowledge, any claim (whether under federal or state law, under any employment agreement or otherwise) on account of or for (a) overtime pay any period on or before the Closing, (b) wages or salary (excluding bonuses and amounts accruing under pension and profit sharing plans, all of which shall be listed on the Closing Financial Statements) on or before the Closing, (c) sick pay, severance pay, claims for unlawful discharge, vacation pay, time off or pay in lieu thereof; or (d) punitive damages relating to any of the foregoing.

                  (iii) Employment Discrimination. Except as disclosed in
         Schedule 9(l), no past or present employee or other person or party (including, but not limited to, any governmental agency) has asserted any claim against Care Line or Care Georgia with reference to the Business arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards, (including, but not limited to, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act or the Age Discrimination in Employment Act of 1967). Also, notwithstanding anything in this Agreement, nothing disclosed on
         Schedule 9(l) shall result in any liability or obligation on the Purchaser. Except as set forth on Schedule 9(l) hereto: (i) Care Georgia and Care Line are in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice; and (ii) there is no unfair labor practice complaint against Care Georgia and Care Line pending before the National Labor Relations Board.

         (m) Employee Benefit Plans.

                  (i) To the knowledge of Sellers, except as set forth on
         Schedule 9(m) hereof, Sellers, or any other entity which, together with Sellers, constitutes a single employer within the meaning of Section 414 of the Code, does not have any liability or unfunded obligations under any "employee benefit plans" as defined in
         Section 3(3) of ERISA, multi-employer plans as defined in Section 4001
         (a)(3) of ERISA, or any employee pension benefit plan as drafted in
         Section 3(2) of ERISA or any other employee benefit plans or obligations (collectively, the "Company Plans"); and

                  (ii) To the knowledge of Sellers, Sellers and each Company Plan are in compliance with ERISA, the Code, and any other laws, rules, or regulations applicable thereto and are fully funded.

         (n) Financial Records. The financial statements, related footnotes and similar disclosures of Sellers dated December 31, 1996 are attached hereto as Schedule 9(n) and made a part hereof by reference. To the knowledge of Sellers, the financial statements set forth in Schedule 9(n) are true and correct, have been prepared in accordance with generally accepted accounting principles consistently applied, fairly present in all material respects the financial condition and the results of operations of Sellers as of the date of such financial statements, except that such financial statements do not have footnote disclosure and are subject to year-end adjustments and any balance sheet information does not comply with generally accepted accounting principles.

         Except as set forth on Schedule 9(n), since December 31, 1996:

                  (i) There has not been any material adverse change in the working capital, financial condition, assets, liabilities (whether absolute, accrued, contingent or otherwise), reserves, business or operations of Care Line and Care Georgia;

                  (ii) The Business has not suffered any casualty loss (whether or not such loss or damage shall have been covered by insurance) that materially affects the ability of the Care Line and Care Georgia to conduct the Business;

                  (iii) The Business has not incurred any liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) except in the ordinary and regular course of the Business;

                  (iv) Neither Care Line nor Care Georgia have paid, discharged or satisfied any liability or obligation (whether absolute, accrued, contingent or otherwise) other than by payment, discharge or satisfaction in the ordinary and regular course of the Business;

                  (v) Neither Care Line nor Care Georgia have permitted or allowed any of the Assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, other than in the ordinary and regular course of the Business;

                  (vi) Neither Care Line nor Care Georgia have, with regard to the Business, cancelled or waived any material claims or rights of value or sold, transferred, distributed or otherwise disposed of any assets or properties, except in the ordinary and regular course of the Business;

                  (vii) Reserved;

                  (viii) Neither Care Line nor Care Georgia have granted any increase in the compensation of officers, directors or employees, whether now or hereafter payable, including any such increase pursuant to any option, bonus, stock purchase, pension, profit sharing, deferred compensation, retirement payment or other plan, arrangement, contract or commitment and neither Care Line nor Care Georgia have employed any additional executive or management personnel, other than in the ordinary and regular course of the Business consistent with past practices;

                  (ix) Neither Care Line nor Care Georgia have made any capital expenditure or commitment for additions to property, plant or equipment for the Business in excess of twenty-five thousand dollars ($25,000);

                  (x) Neither Care Line nor Care Georgia have made any change in any method of accounting or account practice of the Business;

                  (xi) Neither Care Line nor Care Georgia have paid any amount to any federal, state or local government or authority or any other third party for any claim, obligation, liability, loss, damage or expenses, of whatever kind or nature, incurred or imposed or based upon any provision of federal, state or local law or regulations or common law pertaining to environmental protection; and

                  (xii) Neither Care Line nor Care Georgia have agreed, whether in writing or not, to do any of the foregoing. Sellers agree to advise Purchaser in writing of any material changes in the financial condition of the Sellers occurring after the date of said audited financial statements to the Closing Date and to provide to Purchaser on or before the Closing Date unaudited financial statements certified by Sellers that such updated financial statements are true and correct. Sellers agree to keep all records, financial data, rent rolls, paid bill files, depreciation schedules, tax returns and payroll tax returns with respect to the Business available to Purchaser for a reasonable period after Closing and shall permit Purchaser at Purchaser's expense to make use of, copy and to publish all or parts of such records.

         (o) Environmental Matters. Except as set forth in Schedule 9(o), to the knowledge of Sellers, the compliance with environmental laws, rules and regulations of the Business is as follows:

                  (i) Care Georgia and Care Line are in material compliance with all laws, rules and regulations relating to environmental matters, including without limitation, laws, rules or regulations concerning the handling, storage or disposal of medical or biohazardous waste;

                  (ii) Neither Care Line nor Care Georgia have been notified that it is potentially liable, has not received any requests for information or other correspondence concerning any site or facility, and is not otherwise aware of any fact which would cause Sellers to be considered potentially liable under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, or any similar federal, state or local law, rules and regulations with regard to the operation of the business;

                  (iii) Neither Care Line nor Care Georgia have entered into or received any consent decree, compliance order or administrative order relating to environmental matters with regard to the operation of the Business;

                  (iv) Neither Care Line nor Care Georgia have entered into or received nor is Care Line or Care Georgia in default under any judgment, order, writ, injunction or decree of any federal, state or municipal court or other governmental authority relating to environmental matters with regard to the operation of the Business;

                  (v) Except as set forth on Schedule 9(o) attached hereto and made a part hereof, the Business is not required to have any permits, licenses, approvals, consents and authorizations relating to environmental matters which may be required under federal, state or local laws, rules and regulations;

                  (vi) Reserved; and

                  (vii) Neither Care Line nor Care Georgia have caused any disposal, release, or burial of hazardous or toxic substances, pollutants, contaminants, petroleum, gas products or asbestos-containing materials (as any of such terms may be defined under federal, state or local laws, rules or regulations) (hereinafter collectively referred to as "Hazardous Materials") on or about any of Care Line's or Care Georgia's properties or facilities used in the Business, and, except as set forth on Schedule 9(o), Sellers, in conducting the Business, have not taken any Hazardous Materials at any time to any other facility or site.

         (p) Medicare and Related Disclosures.

         To the knowledge of Sellers, each Medicare Provider Agreement of the Business, copies of which are attached as Schedule 9(q) hereto and made a part hereof (A) constitutes the valid and binding obligation of Sellers enforceable in accordance with its terms and (B) are in full force and effect as of the date hereof and shall be in full force and effect as of the Closing Date. Except as set forth on Schedule 9(q), Sellers are not in default, nor have events occurred which, with notice or lapse of time or both, would constitute a default, under any of Sellers' Medicare Provider Agreement which default would have a material adverse effect on the Business or the Assets and Sellers have not received or given notice of any default thereunder. Schedule 9(q) sets forth all current disputes Sellers have with

Medicare with respect to reimbursement pursuant to each Medicare Provider Agreement and Sellers know of no facts or circumstances which may lead to other disputes with respect to reimbursement pursuant to the Medicare Provider Agreement.

         (q) Medicaid Agreements. To the knowledge of Sellers, each agreement with Georgia Medicaid agencies (the "Medicaid Agreements") of the Business, copies of which are attached hereto as Schedule 9(r), constitute valid and binding obligations of Sellers, enforceable in accordance with their terms and are in full force and effect as of the date hereof and shall be in full force and effect as of the Closing Date. To the knowledge of Sellers, Sellers are not in default, nor have events occurred which, with notice or lapse of time or both would constitute a default, under any of Sellers' Medicaid Agreements and Sellers have not received or given notice of any default thereunder. To the knowledge of Sellers, Schedule 9(r) sets forth all current disputes Sellers have with respect to reimbursement pursuant to the Medicaid Agreements and Sellers know of no facts or circumstances which may lead to other disputes with respect to reimbursement pursuant to the Medicaid Agreements.

         (r) Reserved.

         (s) Reliance By Purchaser. The foregoing and following representations and warranties of Sellers are made by Sellers with the knowledge and expectation that Purchaser is placing reliance thereon.

         (t) Reserved.

         (u) Cost Reports, Third Party Receivables and Conditions of Participation. The cost reports of Care Line and Care Georgia for Medicare payments have been either desk reviewed or closed through December 31, 1995 and for Aetna (or other fiscal intermediary) reimbursement through December 31, 1995. There are no pending claims by the fiscal intermediary against Sellers other than the potential settlement of costs reports not yet audited. Neither Care Line nor Care Georgia have suffered a loss of waiver of liability for utilization review denials with respect to any such program during the past two
(2) years. Except as set forth on Schedule 9(v), Sellers are a participant in the Medicaid, Medicare, and Blue Cross programs and Sellers are unaware of any action that would cause the Business to lose participation in such programs.

         (v) Reserved.

         (w) Reserved.

         (x) Reserved.

         (y) Referral Sources. Attached hereto as Schedule 9(z) is a list of Sellers' Referral Sources for the Business for the year prior to the Date of Closing.

         (z) Managed Care Contracts. Attached hereto as Schedule 9(aa) is a listing of Sellers' Managed Care Contracts relating to or involving the Business which are currently in force. The Managed Care Contracts:

                  (1) constitute valid and binding obligations of the Sellers and other parties thereto enforceable in accordance with their respective terms and conditions; and

                  (2) shall be in full force and effect on the Closing Date and are in full force and effect on the date hereof. To the knowledge of Sellers, Sellers are not in default, nor have events occurred which with notice or the lapse of time or both would constitute a default under any of said contracts, such default shall be cured on or before the Closing Date.

         Section 10. Purchaser's Representations and Warranties. Purchaser represents, warrants and agrees as follows:

         (a) Due Incorporation. Purchaser is a Georgia corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has the power and authority to conduct its business as presently conducted and as proposed to be conducted upon the acquisition of the Assets.

         (b) Authorization of Agreement; No Breach. The execution, delivery and performance of this Agreement has been duly and validly authorized and approved by all necessary action on behalf of Purchaser. Purchaser has the power and authority to execute, deliver and perform this Agreement and such other instruments necessary to consummate the transactions hereby contemplated. This Agreement constitutes the valid and binding obligation of Purchaser enforceable in accordance with its terms. Neither the execution, delivery and performance of nor compliance by Purchaser with the terms and provisions hereof will conflict with


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



or result in a breach of (i) the Articles of Incorporation and By-laws of Purchaser, (ii) any judgment, order, injunction, decree regulation or ruling of any court or other governmental authority to which Purchaser is subject or (iii) any agreement or contract to which Purchaser is a party or to which it is subject.

         (c) Representations True and Correct. All of the representations, warranties, and covenants of Purchaser contained in this Agreement or in any document or information delivered to Sellers pursuant to the terms of this Agreement are true and correct.

         (d) No Action Pending with Respect to this Transaction. Except as set forth on Schedule 10(d) attached hereto, there is no suit, action, arbitration, or other proceeding or governmental investigation pending, or to Purchaser's knowledge threatened relating to or in connection with this Asset Purchaser Agreement or the proposed transactions between Sellers and Purchaser.

         (e) Licenses and Authorizations Required of Purchaser. Purchaser represents that the licenses, authorizations, and governmental consents set forth on Schedule 10(e) hereto are all that are required for the operation of the Business and that Purchaser shall seek by diligent and timely submission or application the governmental consents, approvals, licenses, authorizations, and permits to operate the Business after the Closing.

         Section 11. Conditions Precedent.


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



         (a) Conditions Precedent to Purchaser's Obligations. The obligation of Purchaser to consummate the transactions contemplated herein are expressly subject to and conditioned upon the following:

                  (i) Sellers shall have executed and delivered (or shall have caused to be delivered) to Purchaser all documents and instruments to be delivered at the Closing pursuant to Section 7 or any other Section hereof;

                  (ii) Sellers shall have substantially complied with any and all agreements and covenants set forth herein to be complied with on or prior to the Closing;

                  (iii) No breach of the Sellers's representations of paragraph 9(b) shall have occurred or be in existence on or prior to the Closing;

                  (iv) Reserved;

                  (v) Reserved;

                  (vi) approval of this Agreement by the Board of Directors of Purchaser and the Board of Directors of its parent, Central Georgia Health Systems, Inc.; provided, however, that this condition shall be deemed satisfied upon May 16, 1997 if said Boards have not rejected a request for approval before such date;

                  (vii) Reserved; and

                  (viii) All representations and warranties of Sellers made in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except for those representations and warranties made as of a date other than the Closing Date which representations and warranties will be true and correct in all material respects as of such date).

         (b) Conditions Precedent to Sellers's Obligations. The obligation of Sellers to consummate the transactions contemplated herein are expressly subject to and conditioned upon the following:

                  (i) Purchaser shall have executed and delivered (or shall have caused to be delivered) to Sellers all documents and instruments to be delivered at the Closing pursuant to Section 7 or any other Section hereof;

                  (ii) Purchaser shall have complied with any and all agreements and covenants set forth herein to be complied with on or prior to the Closing;

                  (iii) No breach of the Purchaser's representations of paragraph 10(b) shall have occurred or be in existence on or prior to the Closing; and

                  (iv) All representations and warranties of Purchaser made in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except for those representations and warranties made as of a date other than the Closing Date which representations and warranties will be true and correct in all material respects as of such date).

         Section 12.  Rights of Indemnification.

         (a) Indemnification By Sellers. Except as provided herein, Purchaser does not assume and shall not be obligated to pay any liabilities of Sellers of any kind or manner. Sellers hereby agree to indemnify, defend and hold Purchaser, its successor and assigns harmless from and against any and all claims, charges, losses, damages, deficiencies, fines, penalties, expenses and other liabilities, including attorneys' fees and costs, including, without limitation, court costs, suffered or incurred by Purchaser resulting from or arising out of or with respect to any of the following:

                  (i) any breach of any representation, warranty or covenant of Sellers contained in or made pursuant to this Agreement or in any exhibit or schedule hereto;

                  (ii) any obligation or liability of Sellers which is not expressly assumed by Purchaser hereunder and is asserted against Purchaser; or

                  (iii) Sellers' failure or refusal to defend any claim incident to the foregoing provisions.

         (b) Limitations on Indemnification of Purchaser by Sellers. Notwithstanding anything to the contrary herein, the extent of the Sellers' obligation of indemnification of Purchaser under Section 12 herein shall not cumulatively exceed the Purchase Price of One Million Six Hundred Thousand Dollars

($1,600,000.00), and a claim for indemnification must exceed a floor of Five Thousand Dollars ($5,000.00) before the Sellers' obligations of indemnification hereunder may be invoked. Furthermore, claim(s) by Purchaser for indemnification must be made in writing, and if at all within four (4) years of the Closing Date.

         (c) Notice of Claim for Indemnification. If any person or entity has reason to believe that he, she, or it has suffered or incurred (or has a reasonable belief that he, she, or it will suffer or incur) any loss (an "Indemnity Loss') subject to indemnity hereunder, such person or entity shall so notify the indemnifying party promptly in writing describing such loss or expense, the amount thereof, if known, and the method of computation of such Indemnity Loss, all with reasonable particularity. If the nature of the Indemnity Loss set forth in the notice does not involve any third party claim, and if the indemnifying party does not respond to the indemnified party in writing contesting the existence or amount of any Indemnity Loss within sixty
(60) days after delivery of such notice, then such indemnifying party shall be obligated to pay, in cash or certified funds, the amount of the Indemnity Loss set forth in such notice to the indemnified party.

         Section 13. Survival of Representations, Warranties, Covenants and Indemnities. All representations, warranties, covenants and indemnities made herein shall survive the Closing and shall not be merged into the documents delivered at Closing.


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



However, all warranties, representations, covenants and indemnities ("Obligations") made herein shall lapse four (4) years after the Closing Date and any claim made or asserted after such time with respect to such Obligations will be null and void. Any inspection or examination of the Assets and/or Business prior to Closing by Purchaser shall in no way limit, affect, impair the ability of Purchaser to rely upon the representations, warranties, covenants and indemnities of Sellers set forth herein; provided that Purchaser has an affirmative duty to inform Sellers of any discovered state of facts which make such representation and warranties untrue.

         Section 14. Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement and the obligations of the parties hereunder may be terminated on or prior to the Closing Date, as follows:

         (a) By Purchaser (i) in the event that the transactions contemplated hereunder have been prohibited or enjoined by reason of any final judgment, decree or order entered or issued by a court of competent jurisdiction in litigation or proceedings involving either Purchaser or Sellers; (ii) in the event the conditions precedent to Purchaser's obligation to close are not satisfied and performed in full at or prior to the Closing Date; (iii) in the event of material damage or destruction to the Property prior to Closing; or
(iv) in the event Sellers breach or violate any material provision of this Agreement or fails to perform any material covenant or agreement to be performed by

Sellers under the terms of this Agreement and such breach, violation or failure is not cured by Sellers within fifteen (15) days of written notice from Purchaser or cured or waived by Purchaser prior to Closing.

         (b) By Sellers (i) in the event that the transactions contemplated hereunder have been prohibited or enjoined by reason of final judgment, decree or order entered or issued by a court of competent jurisdiction in litigation or proceedings involving Purchaser; (ii) in the event the conditions precedent to Sellers' obligation to close are not satisfied and performed in full at or prior to the Closing Date; or (iii) in the event Purchaser breaches or violates any material provision of this Agreement or fails to perform any material covenant or agreement to be performed by Purchaser under the terms of this Agreement, and such breach, violation or failure is not cured by Purchaser within fifteen (15) days of written notice from Sellers or cured or waived by Sellers prior to Closing.

         (c) By Sellers and Purchaser by mutual agreement. Except for the obligations set forth in Section 13, upon termination pursuant to this Section 14, the provisions of this Agreement shall be of no further force or effect, and no party, or any party's officers, directors, trustees, shareholders or representatives, shall have any liability under this Agreement.

         Section 15. Notices. All notices, consents, approvals and the like required under any of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) if personally delivered, upon receipt, (b) if sent by overnight courier (such as Federal Express), upon delivery, (c) if sent by telecopier or facsimile upon delivery as confirmed by a facsimile machine or hardware if sent between the hours of 8:00 a.m. and 5:00 p.m. EST on a particular day, and if sent after 5:00 p.m. EST on a particular day, receipt shall be deemed on the next calendar day, or (d) if sent by U.S. Mail registered or certified, return receipt requested, with sufficient postage affixed thereto, three days after being mailed, addressed as follows:

               (i)      If to Purchaser to:
                        CareSouth Home Health Services, Inc.
                        577 Mulberry Street, Suite 1200
                        Macon, Georgia 31201
                        ATTN:  Dr. Ronald A. Conners, CEO and President

                        with a copy to:

                        Rick W. Griffin, Esq.       Brian J. Passante, Esq.
                        Senior Vice President and   Sell & Melton, LLP
                        General Counsel             P.0. Box 229
                        691 Cherry Street           Macon, Georgia 31202-0299
                        Macon, Georgia 31201

               (ii)     If to Sellers, to:

                        Pat Celli, CFO
                        The Care Group, Inc.
                        1 Hollow Lane
                        New Hyde Park, NY 11042

                        with a copy to:

                        Brian Hoffmann, Esq.
                        McDermott, Will & Emery
                        50 Rockefeller Plaza
                        New York, NY 10020



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




or to such other address as such party shall specify in writing to the other party hereto. Any notice given to a party personally shall be delivered to a general partner of such party, if such party is a partnership, or an officer of such party, if such party is a corporation.

         Section 16. Broker's or Finder's Fee. The Telesis Group or any agent, broker, investment banker, or other person or firm acting on behalf of Sellers who may be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement shall be paid by Sellers. Sellers hereby agree to indemnify and hold harmless Purchaser against any claim for any such fee or commission arising out of Sellers' conduct or actions in connection with such transactions. Purchaser represents and warrants that it has not engaged any person or entity who may be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement, except for contact with Sellers' broker Telesis Group.

         Section 17. Assignment. This Agreement and the right to purchase the Assets hereunder may be assigned in whole or in part by Purchaser to an Affiliate of Purchaser or to any other third party ("Designee") without the consent of the Sellers; provided that such assignment shall not relieve Purchaser of its obligations hereunder prior to the Closing. Sellers may not assign this Agreement without the prior written consent of Purchaser.

         Section 18. Amendment of Agreement. At any time on or prior to the Closing Date, Purchaser and Sellers, may, by written
Agreement:

         (a) extend the time for performance of any of the obligations or other actions of the parties hereto;

         (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant thereto;

         (c) waive compliance with any of the covenants or conditions contained in this Agreement; provided, however, that a party may waive any or all of the conditions precedent to its obligation to close without a written amendment signed by both parties; and

         (d) amend this Agreement in any other respect. Any and all amendments shall be effective if made in writing by Purchaser and Sellers.

         Section 19. Exhibits & Schedules. The following exhibits and schedules are attached hereto and incorporated herein by this reference:

         Exhibit "A": Purchaser's Officer's Certificate;

         Exhibit "B": Bill of Sale;

         Exhibit "C": Assignment and Assumption Agreements;

         Exhibit "D": Seller's Officer's Certificate;

         Exhibit "E": Fiscal Intermediary Notification Letter;

         Exhibit "F": Non-Competition Agreement;

         Schedule 2(a)(i): Licenses;

         Schedule 2(a)(ii): Tangible Personal Property;

         Schedule 2(a)(iii): Intangible Personal Property;

         Schedule 2(a)(iv): Contracts;

         Schedule 2(b): Excluded Assets;

         Schedule 2(c): Permitted Exceptions;

         Schedule 3: Allocation of Purchase Price;

         Schedule 7(b)(iv): Contracts Consents;

         Schedule 7(b)(v): List of Estoppel Certificates and Releases;

         Schedule 8(a): Insurance Coverage;

         Schedule 9(e): Listing of licenses and authorizations, charges or notices of claim, investigation or violation;

         Schedule 9(j): Litigation or Proceedings;

         Schedule 9(k): Non-Compliance with laws, judgment or order;

         Schedule 9(l): List of all present employees of Care Line and Care
                        Georgia;

         Schedule 9(m): List of Employee Benefit Plans;

         Schedule 9(n): Financial Statements of December 31, 1996;

         Schedule 9(o): Environmental Permits, Licenses, and Approvals;

         Schedule 9(q): Medicare Provider Agreement/Reimbursement Disputes;

         Schedule 9(r): Georgia Medicaid Agreements;

         Schedule 9(v): Conditions of Participation - Notices;

         Schedule 9(z): Sellers' Referral Sources;

         Schedule 9(aa): Managed Care Contracts;

         Schedule 10(d): List of Pending Actions; and

         Schedule 10(e): Listing of licenses, authorizations, and governmental consents.

         Section 20.  Miscellaneous.

         (a) Amendment; Entire Agreement. This Agreement may be modified or amended only by a writing executed by the parties hereto. This Agreement and any and all instruments and documents to be delivered at Closing constitute the entire agreement and understanding between the parties thereto with respect to the transactions contemplated herein, and supersedes all prior understandings or agreements between the parties relating to the subject matter hereof.

         (b) Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective heirs, successors and assigns.

         (c) CONTROLLING LAW: JURISDICTION. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA.

         (d) Knowledge. References in this Agreement to the "knowledge" of a party shall mean actual knowledge based upon reasonable investigation of the facts and circumstances by the party, such investigation to include review of documentation and inquiry of officers and employees of the party.

         (e) Time of Essence. Time is of the essence in the performance of this Agreement by each party hereto.

         (f) Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.

         (g) Construction. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party who itself or through its agents prepared the same, it being agreed that the parties hereto and their respective agents have participated in the preparation hereof.

         Section 21.  Guaranty.

         For good and valuable consideration, receipt of which is hereby acknowledged, The Care Group, Inc., the Parent, hereby guarantees to CareSouth the full and faithful performance of each and every obligation of Care Georgia or Care Line to CareSouth, jointly or severally under this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers and representatives as of the day and year first above written.

                        Signatures continue on next page

                                    FOR PURCHASER:

                                    CARESOUTH HOME HEALTH SERVICES, INC.



                                    By:         /s/ Ronald B. Connors
                                       ----------------------------------------
                                    Attest:     /s/ Rick W. Griffin, Sec.
                                           ------------------------------------


                                    FOR Sellers:

                                    CARE GROUP OF GEORGIA, INC.



                                    By:         /s/ Pat Celli, CFO
                                       ----------------------------------------
                                    Attest:     /s/ Leda Sternberg
                                           ------------------------------------



                                    THE CARE GROUP, INC.



                                    By:         /s/ Pat Celli, CFO
                                       ----------------------------------------
                                    Attest:     /s/ Leda Sternberg
                                           ------------------------------------



                      (SIGNATURES CONTINUED ON NEXT PAGE)


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




                                    CARE LINE OF GEORGIA, INC.


                                    By:         /s/ Pat Celli, CFO
                                       ----------------------------------------
                                    Attest:     /s/ Leda Sternberg
                                           ------------------------------------




                                      65